Ex-17.3

January 12, 2012

Mr. Steven B. Ratoff
President and Chief Executive Officer
NovaDel Pharma
1200 Route 22 East, Suite 2000
Bridgewater, New Jersey 08807

Dear Steve,

Please accept my resignation from the Board of Directors of NovaDel Pharma, effective immediately.

Sincerely,

/s/ Charles B. Nemeroff
Charles B. Nemeroff, M.D., Ph.D.

Cc:	Mr. Mark J. Baric
Mr. Thomas Bonney
Mr. Larry Myers